EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, effective as of this _23rd day of April, 2005 (this “Agreement”), between Perry Law, (the “Executive”), and Smart-tek Communications Inc., a private corporation and a wholly-owned subsidiary of Royce Biomedical, Inc (“Royce”), with its principal place of business at Unit 10-11720 Voyageur Way, Richmond, BC, V6X 3G9. (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Executive on a full-time basis as its President and the Executive desires to accept such employment subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I

POSITION; DUTIES; TERM

1.1

Position.  Commencing as of the date hereof, the Company hereby employs the Executive as the President, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth.

1.2

Duties.  (a)   During the Term, the Executive shall devote his full working time, attention and energies to the business of the Company and to the performance of his services hereunder, all under and subject to the direction and control of the Board of Directors of Royce (the “Board”).

(b)

In his capacity as President, the Executive shall be the senior executive officer of the Company with principal responsibility for developing the business strategies, policies and operations of the Company and shall perform such other duties for the Company as are consistent with his position, including, without limitation, the senior supervisory responsibility for acquisitions and mergers, equity and debt financings; product offerings (including pricing decisions); opening and maintaining new offices, closing offices and establishing new subsidiaries; all corporate transaction activities, including without limitation, establishing joint ventures and strategic alliances and having the authority to approve any contract or arrangement with a third party involving the expenditure or commitment of Company funds in the normal course of business.

(c)

In addition, the Executive shall be the senior executive with principal responsibility for implementing the strategic business policies and controlling the operations of the Company and shall perform such duties for the Company as are consistent with the foregoing, including, without limitation, hiring and terminating executives and other employees, preparing and obtaining approval from the Board of the Company’s annual budget, cash management activities (including banking arrangements and investments), and contracting with accountants, attorneys, suppliers, customers and other third parties, including software licensees and strategic partners in the ordinary course of business.

(d)

The services to be performed by the Executive shall be commensurate with the position of the Executive as the most senior executive of the Company, and no officer of the Company, other than Executive shall report directly to the Board.  In this connection, during the Term (i) the Executive shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company.

(e)

The Executive agrees to be subject to and operate under the Code of Ethics and Professional Conduct as adopted by the Board of Royce.  Violations of this Code of Ethics and Professional Conduct shall subject the Executive for Termination for Cause under Article IV below.

1.3

Term.  The term of employment shall commence as of the date of this Agreement and shall continue until the fifth (5th) anniversary of the date hereof (the “Initial Term”).  Thereafter, unless either party shall send written notice of termination to the other at least one hundred and eighty (180) days prior to the termination of the Initial Term or any extension term, this Agreement shall automatically be renewed from year to year on the terms and conditions contained herein.  Notwithstanding the foregoing, this Agreement shall be subject to the termination provisions set forth in Article IV below.  For purposes of this Agreement, “Term” shall mean collectively the Initial Term and any renewal term, if any, during which this Agreement remains in effect.

ARTICLE II

 SALARY; BONUS; OPTIONS

         2.1

Annual Base Salary.  (a)  During the Term, the annual base salary (the “Base Salary”) to be paid by the Company to the Executive shall be One Hundred and Fifty Thousand Canadian Dollars ($150,000 CAD), payable in equal bi-monthly installments or in such other manner as the parties shall mutually agree, subject to withholding for applicable taxes. The Compensation Committee of the Board (the “Committee”) shall review the salary compensation of the Executive annually during the Term and may increase, but not decrease, such salary in its discretion.

2.2

Bonus.  (a) In addition to the Base Salary, the Executive shall receive a bonus (the “Bonus”) in an amount to be determined by the Committee at the end of the first fiscal year of the Company based on the net income and cash flow of the Company.  Such calculation methodology, percentage, limitations and other criteria will be utilized in all subsequent years unless amended in writing by both the Committee and the Executive.

(b)

The calculation of net income and cash flow shall be made in accordance with generally accepted accounting principles applied consistently with the principles applied in the preparation of the financial statements of the Company for each fiscal year.  Net income and cash flow shall be verified by the Company’s independent public accountants, not later than ninety (90) days after conclusion of the applicable year.

(c)

The Bonus shall be paid to the Executive within ten (10) days following the verification by the Company’s independent public accountants of the net income and cash flow to which such Bonus is applicable and approval of such by the Committee.

ARTICLE III

BENEFITS

3.1

Business Expenses

The Company, upon presentation by the Executive of appropriate substantiating documentation, shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in connection with the performance of his duties under this Agreement, including reasonable accommodation expenses during travel required in connection with the performance of the Executive’s duties.  The Company shall provide the Executive with a corporate credit card, which the Executive shall use solely for purposes of performing his duties under this Agreement and not for personal use.

3.2

Automobile.  The Company, upon appropriate approval by the Committee which shall not be reasonably withheld, shall lease an automobile for Executive’s use during the Term; and the Company shall pay all expenses in connection with the use of such automobile, including without limitation, gas, insurance and maintenance.

3.3

Life and Disability Insurance.  The Company will maintain in effect throughout the Term an individual policy or policies of life insurance on the life of the Executive in the aggregate face amount of not less than CDN$1,000,000, which shall be payable to the Company.  Upon the non-renewal of this Agreement at the end of the Term or the termination or expiration of this Agreement for any reason whatsoever, the Executive shall have the right to assign and transfer said life insurance policy as he so desires. The Company shall also maintain a disability policy on the Executive on such terms and conditions as are reasonable.

3.4

Vacation.

The Executive shall be entitled to four (4) weeks of paid vacation per year.  It is understood that such vacation may be taken at any time or from time to time during the twelve (12) consecutive month period to which it relates, as the Executive’s duties hereunder may reasonably permit.  Any vacation not taken in any twelve (12) consecutive month period may be taken only in the following twelve (12) consecutive month period.

3.5

Additional Benefits.

  The Executive shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the employees of the Company.

3.6

Stock Options

The Executive shall be granted not less than 650,000 options to purchase common stock of Royce as consideration to enter into this Agreement. The stock options will have an exercise price of $0.15 USD per share and shall vest in equal quarterly installments over three years from the grant date. The stock options will be exercisable over a 10 year period from the date of grant and expire at the end of such term. These options are transferable to immediate family members (or to a trust or other entity solely for their benefit) for estate planning purposes.

ARTICLE IV

TERMINATION

4.1   Termination for Cause.

(a)  The Executive's engagement hereunder may be terminated by the Company prior to the expiration of the Term (and thereupon the Term shall be such shorter period) in the event the Company discharges Executive for "Cause".  If the Company terminates the Executive for Cause, the Executive shall be entitled to receive, in a lump sum cash payment, the Base Salary accrued through the date of termination, plus any accrued vacation, in each case to the extent therefore unpaid.  In addition to the foregoing, the Executive shall be entitled to receive the proportionate amount of the Bonus which accrued prior to the date of his termination, provided, that the amount of said payment and the time it shall be paid to the Executive shall be determined pursuant to Section 2.2 of this Agreement.

 (b)      For purposes hereof, “Cause” shall mean any one of the following:

(A)

willful and continuing disregard of his job responsibilities or material breach by the Executive of this Agreement; provided, however, that (i) the Company shall first deliver twenty (20) days prior written notice (“Termination Notice”) of its intent to terminate the Executive for Cause, which notice shall specify in reasonable detail the basis for the Company’s determination that such Cause exists; (ii) the Executive shall be given a reasonable time not exceeding thirty (30) days to terminate the conduct or cure the breach specified in the Termination Notice; and (iii) if the Executive so requests in writing within ten (10) days after delivery to him of the Termination Notice, the Company shall promptly afford the Executive the right, in person and accompanied by his counsel, to a full, fair and complete hearing before the Board, in which event such termination shall not take place unless and until the Company shall have sent a further written notice confirming the Termination Notice; or

(B)

being convicted of a felony or other serious crime.

4.2   Termination Without Cause or for Good Reason.

(a)

If, before the last day of the Term, (i) the Company terminates the Executive's employment other than for Cause, (ii) the Executive terminates his employment for Good Reason (as defined below), or (iii) his employment is terminated pursuant to Section 4.3 below, the Executive shall be paid an immediate lump sum cash payment equal to the sum of:

(i) the unpaid Base Salary to which he would have been entitled for the remainder of the Term (based upon the Base Salary in effect on the date of termination); plus

(ii)  an amount equal to the product of the number of years and fractional years for the remainder of the Term multiplied by fifty percent (50%) of the amount of the annual Base Salary in effect as of the date of termination.

In addition to the foregoing, the Executive shall be entitled to the Bonus to which he would have been entitled in each year for the remainder of the Term, provided that the amount of the Bonus and the time it shall be paid to the Executive shall be determined pursuant to Section 2.2 of this Agreement.

(b)

The following events or circumstances shall constitute “Good Reason,” entitling the Executive to terminate his employment in the manner set forth above:

(i)

the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, offices, and reporting requirements), authority, duties or responsibilities as contemplated by Article I of this Agreement or any other material breach of this Agreement by the Company, excluding for this purpose any action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive; and

(ii)

any failure by the Company, in any respect, to comply with any of the compensation or benefits provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive.

4.3

Change of Control.  If a Change of Control (as defined as the sale of more than thirty percent (30%) of the voting stock of the Company ) occurs and, (a) within two (2) years following such Change of Control, the Company terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, or (b) no earlier than twelve (12) months nor more than eighteen (18) months after such Change of Control, the Executive voluntarily terminates his employment with or without Good Reason, then, for purposes of determining the amounts to be paid to the Executive pursuant to Section 4.2(a) above, the Term shall be deemed extended to a date which is the later of either two (2) years from the date of such Change of Control or two (2) years after the date of termination.

4.4

Disability; Death.

In the event that during the Term the Executive shall either die or in the reasonable judgment of the Board, be unable to perform his duties because of any medically determinable physical or mental impairment for a period in excess of one-hundred twenty (120) days in any twelve (12) month period, the Company shall have the right to suspend payment of the Base Salary for any time after the expiration of thirty (30) days after such determination, and at any time thereafter, to terminate this Agreement.  In the event of such termination, the Company shall pay to the Executive or his legal representative (i) the amount of the Base Salary payable hereunder for a period of one (1) year following the termination date at the rate prevailing on the termination date and (ii) any accrued and unpaid Bonus.

4.5

Liquidated Damages; No Mitigation. The parties agree and acknowledge that in view of the difficulty of ascertaining the amount of actual damages incurred by the Executive in connection with his termination pursuant to Sections 4.2 and 4.3, the obligation of the Company to make any payments to the Executive in connection with such termination and the amounts thereof shall constitute liquidated damages, and the Executive shall have no obligation to mitigate such damages in any way whatsoever, or to return any payments made to him under any circumstances.

ARTICLE V

REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

5.1

Executive Representation.  The Executive represents that the Executive’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

5.2

Non-Competition.  (a)  The Executive agrees that during the Term and for the period of six (6) months thereafter, he will not engage, directly or directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company.  The Executive acknowledges and agrees that the current market for the Company's business extends throughout the world and that it is therefore reasonable to prohibit the Executive from competing with the Company anywhere in such territory. This Section shall not apply to the Executive’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

(b)

During the Term and for the period of six (6) months thereafter, the Executive agrees that he will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3

Confidential Information.  (a)  The Executive agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof.  All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Executive's possession shall be delivered by the Executive to the Company upon request by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b)

For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Executive develops or which the Executive obtains knowledge of or access to through or as a result of the Executive’s relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company.  Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Executive of his obligations hereunder.  For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation to keep such information confidential, or (iii) the Executive can conclusively demonstrate that such information had been independently developed by the Executive.

5.4

Remedies.

The Executive agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Sections 5.2 and 5.3 are under all of the circumstances reasonable and necessary for the protection of the Company and its business.  In the event that the Executive shall breach any of the provisions of Sections 5.2 or 5.3, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1

Entire Agreement.  This Agreement constitutes the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Executive and the Company concerning the subject matter hereof, all of which are merged herein.

6.2

Successors.  This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and the Company and its successors and assigns.

6.3

Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address of record for the Executive in the payroll records of the Company.  Such addresses may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier or (iii) five (5) days after deposit with the postal service when sent by certified or registered mail.

6.4

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, without regard to choice of law principles.

6.5

Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement executed by the Company, the Committee and the Executive.

6.6

Headings.  The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Executive Employment Agreement as of the day and year first above written.

By:	/s/ Donald Gee
SMART-TEK COMMUNICATIONS INC.
Authorized signatory
Name: Donald Gee
Title: Director

By:	/s/ Denis Gallant
ROYCE BIOMEDICAL, INC
Authorized signatory
DENIS GALLANT
CHAIRMAN, Compensation Committee

By:	/s/PerryLaw
PERRY LAW